EXHIBIT 99


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                                                    News Release
FOR RELEASE AUGUST 2, 1999 AT 7:30 AM EDT
Contact: Mark Alvino (investors)
                  mark@allencaron.com; 212-698-1360
                  Owen Daley (media)
                  owen@allencaron.com; 714-957-8440

                DERMA SCIENCES' SHAREHOLDERS APPROVE 1:5 REVERSE
                                   STOCK SPLIT

PRINCETON, NJ (August 2, 1999) . . . . Derma Sciences, Inc. (Nasdaq:DSCIC)
announced that its shareholders had approved an amendment to its articles of incorporation authorizing a 1:5 reverse split of the Company's common and preferred stock. Implementation of the reverse split is a condition to the Company's continued listing on The Nasdaq SmallCap Market via an exception to Nasdaq's minimum bid price requirements.

     The Company was notified of its failure to maintain the minimum bid price on February 3, 1999 and has been granted a temporary exception to this standard subject to meeting certain conditions. The final date for initiating compliance with these conditions is August 16, 1999.

     In the event the Company is deemed to have met the conditions of the exception, it will continue to be listed on The Nasdaq SmallCap Market. The Company believes that it can meet these conditions, however, there can be no assurance that it will do so. If at some future date the Company's common stock should cease to be listed on The Nasdaq SmallCap Market, it may continue to be listed on the OTC-Bulletin Board. For the duration of the exception (estimated to be 10 trading days), the Company's Nasdaq symbol will be DSCCD.

     Derma Sciences, Inc. and Subsidiaries (The Company) is a full line provider of advanced wound and skin care products. The Company markets its products principally through independent distributors, servicing the long-term care, home healthcare and acute care markets in the United States and select international markets. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.

For investor information, visit the Derma Sciences section of the Allen & Caron web site at www.allencaron.com
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